Exhibit 99.1

Martha Stewart Living Omnimedia Reports Second Quarter 2013 Results

NEW YORK, July 30, 2013 /PRNewswire/ — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the second quarter ended June 30, 2013. The Company reported revenue for the second quarter of $42.2 million.

Dan Taitz, Interim Principal Executive Officer, said, “MSLO generated a narrower net loss in the quarter due primarily to growth in Merchandising and the positive impact on our bottom line of strategic actions taken over the last 18 months. Our publishing business produced higher print advertising revenue compared with last year’s second quarter, after excluding last year’s contribution from titles that we no longer publish, and digital advertising revenue grew strongly. While much remains to be done to drive sustainable performance improvement, we are encouraged with the results this quarter and the steps we have taken across our media and merchandising operations to position the Company to drive greater engagement with consumers.”

Second Quarter 2013 Summary

Total revenues were $42.2 million in the second quarter of 2013, compared to $47.9 million in the second quarter of 2012 as growth in Merchandising revenues was offset by lower revenues from Publishing and Broadcasting, which reflect the Company’s strategic decisions to end the publication of two print titles and exit live television programming production.

Total operating loss for the second quarter of 2013 was $(0.6) million compared with a loss of $(2.9) million in the prior-year period.

Basic and diluted net loss per share was $(0.02) for the second quarter of 2013, compared to a loss of $(0.04) for the second quarter of 2012.

Second Quarter 2013 Results by Segment

Three Months Ended June 30 (unaudited, in thousands)
	2013	2012
REVENUES
Publishing	$24,190	$28,806
Merchandising	16,116	14,489
Broadcasting	1,892	4,589

Total Revenues	$42,198	$47,884

OPERATING (LOSS) / INCOME
Publishing	$(5,744)	$(5,015)
Merchandising	11,707	10,178
Broadcasting	1,065	536
Corporate	(7,664)	(8,584)

Total Operating Loss	$(636)	$(2,885)

Recent Business Highlights

•	According to comScore data, MSLO’s websites averaged 5.4 million monthly unique visitors in the quarter, an 8% increase over the prior year.

•	In June, the Company launched a redesigned marthastewart.com, which included enhancements such as responsive web design and practical, short-form video.

•	MSLO launched MarthaCelebrations, MarthaPantry, MarthaWindow, MarthaRugs, MarthaLighting and MarthaMirrors at 550 jcpenney stores in the quarter.

•	In the quarter, MSLO published its 79th and 80th books, Living the Good Long Life and Martha Stewart’s Favorite Crafts for Kids.

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In May, MSLO announced a new partnership with nutraceuticals and nutritional supplement developer Inergetics to develop Martha Stewart Essentials, the first branded line of women’s supplements in the market. The product line will be sold at retailers and drugstores in the fall.

•	On April 6, PBS began airing the second season of Martha Stewart’s Cooking School and also debuted Martha Bakes, sponsored by J.C. Penney and Kitchen Aid along with charitable partner March of Dimes.

•

In the quarter, the Company announced its second annual “American Made” program, a celebration of the spirit of innovation with a spotlight on the new generation of entrepreneurs. The program will culminate in a two-day celebration in New York City on October 16-17, 2013.

Publishing

Revenues in the second quarter of 2013 were $24.2 million, compared to $28.8 million in the prior year’s second quarter, attributable to the transition of Everyday Food and closing of Whole Living. Excluding the impact of these two titles, print advertising revenue increased modestly in the quarter. The Company also generated strong growth in digital advertising revenues.

Operating loss was $(5.7) million for the second quarter of 2013, compared to $(5.0) million in prior year as a result of lower circulation revenue and planned increases in marketing expenses and digital investments. The Company continues to anticipate that operating performance in Publishing will begin to improve in the second half of the year.

Merchandising

Revenues increased 11% to $16.1 million for the second quarter of 2013, as compared to $14.5 million in the prior year’s second quarter. Results benefited from the commencement of royalty revenue recognition from J.C. Penney.

Operating income was $11.7 million for the second quarter of 2013 as compared to $10.2 million in the second quarter of 2012.

Broadcasting

Revenue in the second quarter of 2013 was $1.9 million, compared to $4.6 million in the second quarter of 2012, reflecting the Company’s exit from live television programming production last year.

Operating income was $1.1 million for the second quarter of 2013 compared to operating income of $0.5 million in the second quarter of 2012.

Corporate

Corporate expenses were $(7.7) million in the second quarter of 2013 compared to $(8.6) million in the prior year’s quarter, due to a temporary reduction in executive compensation related to the open chief executive officer position and decreased legal expenses.

The Company will host a conference call with analysts and investors on July 30, 2013 at 8:30am EDT that will be broadcast live over the Internet at www.marthastewart.com/ir, and an archived version will be available through August 13, 2013.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into the following business segments: Publishing, Merchandising and Broadcasting. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.

Forward-Looking Statements

We have included in this press release certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements include estimates of future financial performance, changes to our cost structure, potential opportunities, expected product line changes, future acceptability of our content and our businesses, the success of our strategic initiatives, anticipated growth, including particularly statements with respect to margins, the success of our alliance with J.C. Penney and benefits from aligning our sales and marketing team, and other statements that can be identified by terminology such as “may,” “will,” “should,” “could,” “position,” “expects,” “intends,” “plans,” “thinks,” “believes,” “estimates,” “potential,” “seem,” “counting” or “continue” or the negative of these terms or other comparable terminology. The Company’s actual results may differ materially from those projected in these statements, and factors that could cause such differences include: adverse reactions to publicity relating to Martha Stewart or Emeril Lagasse by consumers, advertisers and business partners; the failure of national and/or local economies to improve or renewed deterioration of such economies; a loss of the services of Ms. Stewart or Mr. Lagasse; continued management turnover, our inability to successfully implement our anticipated growth strategies, softening of or increased competition in the domestic advertising market; changes in media consumption behavior; inability to successfully capitalize on digital, mobile and video initiatives, including establishing relationships with additional distribution partners; unanticipated increases in paper, postage or printing costs; operational or financial problems at any of our contractual business partners; the receptivity of consumers to our new product introductions; inability to expand merchandising or licensing programs or the failure of existing programs, including as a result of litigation or disputes with our merchandising partners; legal actions taken against us; and changes in government regulations affecting the Company’s industries.

Certain of these and other factors are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, especially under the heading “Risk Factors,” which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov/. The Company is under no obligation to update any forward-looking statements after the date of this release.

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Three Months Ended June 30,

(unaudited, in thousands, except share and per share amounts)

	2013	2012
REVENUES
Publishing	$24,190	$28,806
Merchandising	16,116	14,489
Broadcasting	1,892	4,589

Total revenues	42,198	47,884

Production, distribution and editorial	(19,139)	(25,585)
Selling and promotion	(12,296)	(12,543)
General and administrative	(10,156)	(10,846)
Depreciation and amortization	(1,126)	(1,018)
Restructuring charges	(152)	(777)
Gain on sale of subscriber list, net	35	—

OPERATING LOSS	(636)	(2,885)
Interest income, net	172	326
Other (expense) / income, net	(340)	262

LOSS BEFORE INCOME TAXES	(804)	(2,297)
Income tax provision	(376)	(407)

NET LOSS	$(1,180)	$(2,704)

LOSS PER SHARE—BASIC AND DILUTED
Net loss	$(0.02)	$(0.04)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	67,371,869	67,224,593

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Six Months Ended June 30,

(unaudited, in thousands, except share and per share amounts)

	2013	2012
REVENUES
Publishing	$48,672	$59,636
Merchandising	27,623	28,122
Broadcasting	3,127	9,957

Total revenues	79,422	97,715

Production, distribution and editorial	(39,753)	(54,390)
Selling and promotion	(21,947)	(24,926)
General and administrative	(21,359)	(22,664)
Depreciation and amortization	(2,093)	(2,025)
Restructuring charges	(675)	(777)
Gain on sale of subscriber list, net	2,724	—

OPERATING LOSS	(3,681)	(7,067)
Interest income, net	376	581
Other (expense) / income, net	(410)	967

LOSS BEFORE INCOME TAXES	(3,715)	(5,519)
Income tax provision	(738)	(798)

NET LOSS	$(4,453)	$(6,317)

LOSS PER SHARE—BASIC AND DILUTED
Net loss	$(0.07)	$(0.09)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	67,302,986	67,161,415

Martha Stewart Living Omnimedia, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2013 (unaudited)	December 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,309	$19,925
Short-term investments	21,170	29,182
Restricted cash and investments	5,003	—
Accounts receivable, net	28,161	38,073
Paper inventory	2,830	4,580
Deferred television production costs	—	434
Other current assets	2,953	3,335

Total current assets	82,426	95,529

PROPERTY AND EQUIPMENT, net	9,078	10,738
GOODWILL	850	850
OTHER INTANGIBLE ASSETS, net	45,200	45,203
OTHER NONCURRENT ASSETS, net	1,821	1,940

Total assets	$139,375	$154,260

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$13,036	$12,770
Accrued payroll and related costs	6,171	9,316
Current portion of deferred subscription revenue	8,181	13,168
Current portion of other deferred revenue	4,439	5,605

Total current liabilities	31,827	40,859

DEFERRED SUBSCRIPTION REVENUE	3,059	4,478
OTHER DEFERRED REVENUE	100	1,113
DEFERRED INCOME TAX LIABILITY	7,734	7,117
OTHER NONCURRENT LIABILITIES	4,957	5,177

Total liabilities	47,677	58,744

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Series A Preferred Stock, 1 share issued and outstanding in 2013 and 2012	—	—
Class A Common Stock, $0.01 par value, 350,000,000 shares authorized: 41,536,474 and 41,220,689 shares issues in 2013 and 2012, respectively; 41,477,074 and 41,161,289 shares outstanding in 2013 and 2012, respectively	415	412
Class B Common Stock, $0.01 par value, 150,000,000 shares authorized: 25,984,625 shares issued and outstanding in 2013 and 2012	260	260
Capital in excess of par value	341,145	340,586
Accumulated deficit	(248,982)	(244,529)
Accumulated other comprehensive loss	(365)	(438)

	92,473	96,291

Less: Class A treasury stock—59,400 shares at cost	(775)	(775)

Total shareholders’ equity	91,698	95,516

Total liabilities and shareholders’ equity	$139,375	$154,260

CONTACT: Katherine Nash, Martha Stewart Living Omnimedia, Inc. Investor Relations, 212-827-8348, knash@marthastewart.com